Exhibit 3.7

CERTIFICATE OF DESIGNATION
OF
SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
CORMEDIX INC.

Pursuant to Section 151 of the
Delaware General Corporation Law

CorMedix Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting duly convened on October 16, 2013:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), there is hereby established a series of the Corporation’s authorized preferred stock, par value $0.001 per share (the “Preferred Stock”), which series shall be designated as the Series D Non-Voting Convertible Preferred Stock, par value $0.001 per share, of the Corporation, with the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK

1. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 8(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 7(c).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 7(d)(iii).

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series D Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc.  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Conversion Price” shall mean $0.35, as adjusted pursuant to Section 8 hereof.

“Conversion Ratio” shall have the meaning set forth in Section 7(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the terms hereof.

“DGCL” shall mean the Delaware General Corporation Law.

“Distribution” shall have the meaning set forth in Section 8(b).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a) below.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Initial Issue Date) and shall end on and include the calendar day next preceding the next Dividend Payment Date.

“DTC” shall have the meaning set forth in Section 7(a).

“DWAC Delivery” shall have the meaning set forth in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated October 22, 2013, by and between the Corporation and the Holder signatory thereto.

“Exchange Cap” shall have the meaning set forth in Section 7(d).

“Exchange Cap Allocation” shall have the meaning set forth in Section 7(d).

“Exchange Cap Shares” shall have the meaning set forth in Section 7(d).

“Exchange Cap Share Cancellation Amount” shall have the meaning set forth in Section 7(d).

“Fundamental Transaction” shall have the meaning set forth in Section 8(e).

“Holder” means any holder of Series D Preferred Stock.

“Initial Issue Date” shall mean the date that shares of Preferred Stock are first issued by the Corporation.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Liquidation Event” shall have the meaning set forth in Section 5(b).

“Mandatory Conversion” shall have the meaning set forth in Section 7(e) below.

“Mandatory Conversion Date” shall have the meaning set forth in Section 7(e) below.

“Material Adverse Effect” means any material adverse effect on the business, operations, properties, or financial condition of the Corporation and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Corporation to perform any of its obligations under this Certificate of Designations or any of the Transaction Documents (as defined herein) in any material respect.

“Notice of Optional Conversion” shall have the meaning set forth in Section 7(a).

“Notice of Mandatory Conversion” shall have the meaning set forth in Section 7(e) below.

“Optional Conversion Date” shall have the meaning set forth in Section 7(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Dividends” shall have the meaning set forth in Section 3(a) below.

“Principal Market” means the New York Stock Exchange MKT or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series D Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 7(d)(i).

“Stated Value” shall mean $7.00.

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

 “Subscription Agreement” means the Subscription Agreement, dated September 14, 2012, by and between the Corporation and the Holder signatory thereto.

“Warrant” means the Warrants issued to the Holder pursuant to the Subscription Agreement.

2. DESIGNATION, AMOUNT AND PAR VALUE; ASSIGNMENT.

(a)     The series of preferred stock designated by this Certificate shall be designated as the Corporation’s “Series D Non-Voting Convertible Preferred Stock” (the “Series D Preferred Stock”) and the number of shares so designated shall be 57,400.  Each share of Series D Preferred Stock shall have a par value of $0.001 per share.

(b)     The Corporation shall register shares of the Series D Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series D Preferred Stock Register”), in the name of the Holders thereof from time to time.  The Corporation may deem and treat the registered Holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes.  The Corporation shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its principal place of business or such other office of the Corporation as may be designated by the Corporation.  Upon any such registration or transfer, a new certificate evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three (3) Business Days.  The provisions of this Certificate are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

3. DIVIDENDS.

(a)     Rate.  The Holders shall be entitled to receive cumulative, preferential dividends (the “Preferred Dividends”) on each share of Series D Preferred Stock accruing from the Initial Issue Date at the per annum rate of 9% of the Stated Value of such share as of the Initial Issue Date, with respect to the first dividend payment, and as of the day after the most recent Dividend Payment Date with respect to each subsequent dividend payment, on January 1, April 1, July 1 and October 1 of each year or, if any such date is not a Business Day, on the next succeeding Business Day (each, a “Dividend Payment Date”) or upon the liquidation or redemption of the Series D Preferred Stock as provided herein.  Preferred Dividends will be payable as provided in Section 3(b) below.  The first Dividend Payment Date will be January 1, 2014.  Preferred Dividends shall begin to accrue on a daily basis from the Initial Issue Date, whether or not the Corporation has funds legally available for such dividends or such dividends are declared.  Preferred Dividends will be computed on the basis of a 360-day year of twelve 30-day months.

(b)     Payment of Preferred Dividends.  Preferred Dividends shall be paid in cash only to the extent the Corporation has funds legally available for such payment and the Board of Directors, or an authorized committee thereof, declares a dividend payable provided, that to the extent not paid on a Dividend Payment Date, all accrued dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted.  All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock.

(c)     Dividends on Common Stock.  In addition to Preferred Dividends, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series D Preferred Stock equal (on an as-if-converted-to-Common-Stock basis without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(c) hereof) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock.

4. VOTING RIGHTS.  Except as otherwise provided herein or as otherwise required by the DGCL, the Series D Preferred Stock shall have no voting rights.  However, as long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, whether by merger, consolidation or otherwise, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series D Preferred Stock: (a) alter or change the powers, preferences or rights given to the Series D Preferred Stock as set forth herein or alter or amend this Certificate of Designation, (b) increase the number of authorized shares of Series D Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing; provided, however, that the foregoing shall not preclude the Corporation from designating or issuing any Junior Securities. The Corporation shall not pay or cause to be paid, directly or indirectly, to any Holder or any of its Affiliates any consideration of any type in connection with a vote of Holders relating to Sections 4(a), (b) or (c).  The Corporation shall not, directly or indirectly, redeem or repurchase any Series D Preferred Stock unless such offer of redemption or repurchase is made pro rata to all Holders on identical terms.

5. RANK; LIQUIDATION.

(a)     The Series D Preferred Stock shall rank: (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created; (iii) senior to any class or series of preferred stock of the Corporation issued and outstanding on October 17, 2013, and the Series C-1 and Series C-2 (clauses (i), (ii) and (iii), “Junior Securities”) and (iv) pari passu with the Series E Non-Voting Convertible Preferred Stock (“Parity Securities”), in each case, as to dividends, distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.  The foregoing shall not preclude the Corporation from designating or issuing any Junior Securities.  Without the prior express written consent of Holders representing a majority of the outstanding shares of Series D Preferred Stock and Parity Securities, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-pasu rank in the Series D Preferred Stock in respect of the preferences as to dividends and other distributions, amortization and/or redemption payments, and/or payments upon a Liquidation Event.

(b)     Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), each holder of shares of Series D Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value per share of Series D Preferred Stock, plus accrued and unpaid Preferred Dividends, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities.  If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series D Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series D Preferred Stock and Parity Securities.

(c)     After payment to the holders of shares of the Series D Preferred Stock of the amount required under Section 5(b), the remaining assets or surplus funds of the Corporation, if any, available for distribution to stockholders shall be distributed ratably among the holders of the Series D Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any Liquidation Event and the Common Stock, with the holders of the Series D Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 7(c) hereof).

6. OMITTED.

7. CONVERSION.

(a)     Conversions at Option of Holder.  Each share of Series D Preferred Stock along with aggregate accrued but unpaid dividends thereon shall be convertible, at any time and from time to time from and after the date of the issuance thereof, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio in effect at the time of such conversion.  A Holder shall effect a conversion by providing the Corporation with the form of conversion notice (via overnight courier, facsimile or email) attached hereto as Annex A (a “Notice of Optional Conversion”), duly completed and executed.  For purposes of clarification, the Corporation or its transfer agent shall not require a Holder to obtain a medallion guaranty, notary attestation or any similar deliverable in order to effectuate the conversion of all or a portion of such Holder’s shares of Series D Preferred Stock.  Other than a conversion following a Fundamental Transaction or following a notice provided for under Section 8(e)(ii) hereof, the Notice of Conversion must specify at least a number of shares of Series D Preferred Stock to be converted equal to the lesser of (x) 1,000 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 8(a) hereof) and (y) the number of shares of Series D Preferred Stock then held by the Holder.  Provided the Corporation’s Common Stock transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian system (a “DWAC Delivery”).  The date on which a conversion of Series D Preferred Stock shall be deemed effective (the Optional Conversion Date”) shall be defined as the Trading Day that the Notice of Conversion, completed and executed, and a copy of the original certificate(s) representing such shares of Series D Preferred Stock being converted, is sent (via overnight courier, facsimile or email) to, and received during regular business hours by, the Corporation.  The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b)     Conversion Ratio.  The “Conversion Ratio” for each share of Series D Preferred Stock shall be equal to the aggregate of the Stated Value and accrued but unpaid dividends thereon per share divided by the Conversion Price.

(c)     Beneficial Ownership Limitation.  Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion (whether a voluntary or mandatory conversion) of the Series D Preferred Stock, and a Holder shall not have the right to convert any portion of its Series D Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock subject to the Notice of Conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series D Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.  For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding.  For any reason at any time, upon the written or oral request of a Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series D Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder.  The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(c)). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation.  The provisions of this Section 6(c) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained and the shares of Common Stock underlying the Series D Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  By written notice to the Corporation, any Holder may increase or decrease the Beneficial Ownership Limitation to any other percentage specified in such notice, provided, (i) any increase will not be effective until the 61st day after such notice is delivered to the Corporation and (ii) any such increase or decrease will only apply o the Holder sending such notice and not to any other Holder.

(d)     Principal Market Regulation.  The Corporation shall not effect any conversion of the Series D Preferred Stock, and the Holder shall not have the right to convert any portion of its Series D Preferred Stock if the issuance of shares of Common Stock upon such conversion would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Series D Preferred Stock, together with the exercise of any Warrants, without breaching the Corporation’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, including rules related to the aggregate of offerings under NYSE MKT Listing Rule 713), the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount. Until such approval is obtained, no Holder shall be issued in the aggregate, upon conversion or exercise (as the case may be) of any Series D Preferred Stock or of any other convertible securities beneficially owned by the Holder, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap multiplied by (ii) the quotient of (1) the number of shares of Series D Preferred Stock beneficially owned by such Holder divided by (2) all outstanding shares of Series D Preferred Stock (with respect to each Holder, the “Exchange Cap Allocation”). Upon conversion and exercise in full of a Holder’s Series D Preferred Stock and any other convertible securities beneficially owned by the Holder, the difference (if any) between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder upon such Holder’s conversion in full of such Holder’s Series D Preferred Stock and exercise in full of such other convertible securities beneficially owned by the Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Series D Preferred Stock on a pro rata basis in proportion to the shares of Common Stock underlying the Series D Preferred Stock then held by each such Holder.  In the event that the Corporation is prohibited in connection with the conversion of any shares of Series D Preferred Stock by a Holder from issuing shares of Common Stock pursuant to this Section 6(d) (the “Exchange Cap Shares”), the Corporation shall, within three (3) Trading Days, pay cash (each, an “Exchange Cap Share Cancellation Amount”) in lieu of issuing such shares of Common Stock at a price equal to the sum of (i) the product of (x) such number of Exchange Cap Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Notice of Conversion with respect to such Exchange Cap Shares to the Corporation and ending on the date of such issuance and payment under this Section 6(d) and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Exchange Cap Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith, plus an additional amount equal to the positive difference, if any, between the acquisition price of such shares and the VWAP determined pursuant to clause (y).

(e)     Mechanics of Conversion.

(i) Delivery of Certificate or Electronic Issuance Upon Conversion.  Not later than three (3) Trading Days after the applicable Optional Conversion Date or Mandatory Conversion Date (the “Share Delivery Date”), the Corporation shall: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series D Preferred Stock (which certificate or certificates shall not have any legends on it) or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system.  If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series D Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series D Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) The Corporation understands that a delay in the delivery of Conversion Shares beyond the Share Delivery Date could result in economic loss to a Holder. If the Corporation fails to deliver to such Holder such shares by the Delivery Date, the Corporation shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered, together with interest on such amount at a rate of fifteen (15%) percent per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of (i) (A) one (1%) percent of the aggregate Stated Value of the shares of Series D Preferred Stock requested to be converted for each of the first five (5) Trading Days after the Share Delivery Date, and (B) 2% of the aggregate Stated Value of the shares of Series D Preferred Stock requested to be converted for each Trading Day thereafter, and (ii) $2,000 per day (which amount shall be paid as partial liquidated damages and not as a penalty), provided that the Company shall not be liable for more than five (5%) percent of the then outstanding Stated Value. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, such Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section 7(e)(ii) through the date the Conversion Notice is withdrawn.

(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 7(e)(i) (other than a failure caused by incorrect or incomplete information provided by such Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series D Preferred Stock equal to the number of shares of Series D Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 7(e)(i).  For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000.  The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series D Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series D Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 7(e)(i).

(iv) Reservation of Shares Issuable Upon Conversion.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series D Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v) Fractional Shares.  No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series D Preferred Stock.  As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vi) Transfer Taxes.  The issuance of certificates for shares of the Common Stock upon conversion of the Series D Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series D Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f)     Mandatory Conversion.  If (i) either (A) a registration statement covering the resale of all of the Conversion Shares is effective under the Securities Act (and the Corporation has no reason to believe it will not stay effective without interruption for the foreseeable future), or (B) such Conversion Shares are eligible for sale under Rule 144 without any limitations and/or restrictions, including, but not limited to, volume or manner-of-sale restrictions or current public information requirements, as demonstrated by a legal opinion of the Holder’s counsel addressed to the affected Holders and the Corporation’s transfer agent and such transfer agent accepts such legal opinion (and the Corporation has no reason to believe sales of such Conversion Shares under Rule 144 without any limitations and/or restrictions will not continue to be permitted without interruption for the foreseeable future), and (ii) (A) the Daily VWAP, as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time), for the ten (10) consecutive Trading Days with the last Trading Day being the Trading Day immediately prior to the Trading Day that the Notice of Mandatory Conversion (as defined herein), is actually sent to Holders is equal to or greater than the then Conversion Price multiplied by 120%; and (B) the dollar value of the average daily trading volume, as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time), for each Trading Day in such ten (10) consecutive Trading Day period is not less than $100,000 (with each purchase and sale of a share of Common Stock counted as one (1) share of Common Stock traded) on the Principal Market, and (iii) the Common Stock is listed or otherwise qualified for trading on the Principal Market (and the Corporation has no reason to believe that trading of the Common Stock or the Principal Market will be suspended) then the Corporation shall have the right to convert (a “Mandatory Conversion”) all then outstanding Series D Preferred Stock and accrued but unpaid dividends thereon into Conversion Shares by providing the Holders with twenty (20) Trading Days prior written notice (“Notice of Mandatory Conversion”) of such Mandatory Conversion pursuant to this Section 7(f), provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, if, at any time prior to the Trading Day that the Mandatory Conversion is to occur (a “Mandatory Conversion Date”), as set forth in the Notice of Mandatory Conversion sent to Holders relating to such particular Mandatory Conversion, any of the conditions of (i) or (ii) or (iii) of this Section 7(f) are not met for each Trading Day during the ten (10) consecutive Trading Day period with the last Trading Day being the Trading Day immediately prior to such Mandatory Conversion Date, then the Notice of Mandatory Conversion shall be null and void, ab initio, and no Mandatory Conversion shall occur.

(g)     Status as Stockholder.  Upon each Optional Conversion Date or Mandatory Conversion Date: (i) the shares of Series D Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive certificates for or electronic delivery of such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.  In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Preferred Stock.

8. CERTAIN ADJUSTMENTS.

(a)     Adjustments for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Initial Issuance Date effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Initial Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 8(a) shall be effective at the close of business on the date the stock split or combination occurs.

(b)     Adjustments for Certain Dividends and Distributions.  If the Corporation shall at any time or from time to time after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c)     Adjustment for Other Dividends and Distributions.  If the Corporation shall at any time or from time to time after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation or other issuer (as applicable) or other property that they would have received had the shares of Series D Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 8(c) with respect to the rights of each Holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(d)     Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock at any time or from time to time after the Initial Issuance Date shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 8(a), Section 8(b), and Section 8(c), or a reorganization, merger, consolidation, or sale of assets provided for in Section 8(e)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that each Holder shall have the right thereafter to convert shares of Series D Preferred Stock into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(e)     Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  In case of any reorganization of the Corporation (or any other corporation the stock or other securities of which are at the time receivable on the conversion of the shares of Series D Preferred Stock) after the Issuance Date, or in case, after such date, the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity (any such reorganization or other event hereafter being referred to as a “Fundamental Transaction”), then and in each such case the shares of Series D Preferred Stock, upon conversion, as and at any time after the consummation of such Fundamental Transaction, shall be converted into, in lieu of the stock or other securities and property into which the shares of Series D Preferred Stock would have been convertible prior to such Fundamental Transaction, such stock or other securities or property to which the shares of Series D Preferred Stock would have converted if the shares of Series D Preferred Stock had been converted immediately prior to any such Reorganization, subject to further adjustment as provided in Section 8(a), Section 8(b), Section 8(c) and Section 8 (c) in each such case.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that the Series D Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  In the event of the merger or consolidation of the Corporation with or into another corporation, the Series D Preferred Stock shall maintain their relative rank, powers, designations and preferences provided for herein (for the avoidance of doubt, the Series D Preferred Stock shall be senior to all other classes of capital stock of the successor entity) and no merger shall have a result inconsistent therewith. The Corporation shall cause to be delivered (via overnight courier, facsimile or email) to each Holder, at its last address as it shall appear upon the books and records of the Corporation, written notice of any Fundamental Transaction at least ten (10) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(f)     Record Date.  In case the Corporation shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(g)     No Impairment.  The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of each Holder against impairment.

(h)     Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock pursuant to this Section 8, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon written request of a Holder, at any time, furnish or cause to be furnished to such Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the shares of Series D Preferred Stock.

9. MISCELLANEOUS.

(a)     Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 745 Route 202-206, Suite 303, Bridgewater, New Jersey 08807, facsimile number (908) 429-4307, or such other facsimile number or address or email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or email addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in or pursuant to this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or mail at the facsimile number or email address specified in or pursuant to this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)     Lost or Mutilated Series D Preferred Stock Certificate.  If a Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c)     Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(d)     Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)     Next Business or Trading Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day or a Trading Day, such payment shall be made on the next succeeding Business Day or Trading Day, as the case may be.

(f)     Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g)     Status of Converted Series D Preferred Stock.  If any shares of Series D Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

10. COVENANTS.  So long as any shares of the Series D Preferred Stock are outstanding, without the prior express written consent of Holders, the Corporation shall not, and shall not permit any Subsidiary, to, directly or indirectly:

(i) create, incur, guarantee, assume or suffer to exist any Indebtedness, other than trade payables incurred in the ordinary course of business consistent with past practice and letters of credit not in excess of $3.0 million in the aggregate at any point in time;

(ii) create, incur, assume or suffer to exist any Encumbrances on any of its assets or property now owned or hereafter acquired; or

(iii) redeem, purchase or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any Junior Securities.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 21st day of October, 2013.

CORMEDIX INC.

By:	/s/ Randy Milby
Name: Randy Milby
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
CONVERT SHARES OF SERIES D PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series D Convertible Preferred Stock indicated below, represented by stock certificate No(s). _______________ (the “Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of CorMedix Inc., a Delaware corporation (the “Corporation”), as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations (the “Certificate of Designation”) of Series D Non-Voting Convertible Preferred Stock (the “Series D Preferred Stock”) filed by the Corporation on October 21, 2013.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series D Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is _______________.  For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:
Number of shares of Series D Preferred Stock owned prior to Conversion:
Number of shares of Series D Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:
Broker no:
Account no:

[HOLDER]

By:

Name:

Title:

Date: